Exhibit 2.1
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     This Amendment No. 1 to Agreement and Plan of Merger and Reorganization (this “Amendment”) is made and entered into as of March 17, 2006, by and among CancerVax Corporation, a Delaware corporation (“CancerVax”); Carlsbad Acquisition Corporation, a Delaware corporation (“Merger Sub”); Micromet, Inc., a Delaware corporation (“Parent”); and Micromet AG, a corporation organized under the laws of Germany (“Micromet”). Capitalized terms used but not defined in the Amendment shall have the meanings given to them in the Merger Agreement.
BACKGROUND
     The parties hereto have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of January 6, 2006 (the “Merger Agreement”), and deem it to be in their respective best interests to amend the Merger Agreement as provided below.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Clause (c) of Section 2.18 of the Merger Agreement is hereby deleted and replaced with the following:
“(c) recommended the adoption and approval of this Agreement by the holder of Parent Common Stock and directed that this Agreement and the Merger be submitted for approval by Parent’s stockholder at a stockholder meeting or by a written consent in lieu of such meeting;”
2. Section 2.20 of the Merger Agreement is hereby deleted and replaced with the following:
     “2.20 Vote Required. The affirmative vote or written consent of the sole holder of shares of Parent Common Stock outstanding on the date that the Form S-4 Registration Statement is declared effective under the Securities Act (the “Required Parent Stockholder Vote”) is the only vote of the holders of any class or series of any of the Micromet Parties’ capital stock necessary to adopt or approve this Agreement and approve the Merger.”
3. Section 5.1(b) of the Merger Agreement is hereby deleted and replaced with the following:
          “(b) Prior to the Effective Time, CancerVax shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the CancerVax Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Micromet Common Stock or Micromet Preferred Stock has an address of record on the date on which the Form S-4 Registration Statement is declared effective under the Securities Act; provided, however, that CancerVax shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.”
4. Section 5.2 of the Merger Agreement is hereby deleted and replaced with the following:
     “5.2 Parent Written Consent; Micromet Recapitalization.
          (a) Parent shall take all action necessary under all applicable Legal Requirements to obtain and deliver, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act, a written consent (the “Parent Written Consent”) adopting and approving this Agreement and the Merger, such consent to be executed at least 20 days prior to the Closing Date and in a form reasonably acceptable to CancerVax.
          (b) Parent and Micromet agree that, subject to Section 5.2(c): (i) Parent’s board of directors shall recommend that Parent’s sole stockholder vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholder vote to adopt and approve this Agreement (the recommendation of Parent’s board of directors that Parent’s stockholder vote to adopt and approve this Agreement being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to CancerVax, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to CancerVax shall be adopted or proposed.
          (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by Parent’s sole stockholder, Parent’s board of directors may withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to CancerVax if, but only if: (i) an unsolicited, bona fide written offer has been made that it believes in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, is a Superior Offer and such offer is not withdrawn; (ii) such unsolicited, bona fide written offer was not obtained or made as a direct or indirect result of a breach of this Agreement; (iii) Parent’s board of directors determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; and (iv) the Parent Board Recommendation is not withdrawn, withheld, amended or modified in a manner adverse to CancerVax at any time within three Business Days after

CancerVax receives written notice from Parent confirming that Parent’s board of directors has determined to change its recommendation.
          (d) Parent’s obligation to obtain the Parent Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation.
          (e) Micromet and Parent shall take all necessary action to effectuate the Micromet Recapitalization prior to the Closing Date.”
5. Section 9.1(d) of the Merger Agreement is hereby deleted and replaced with the following:
          “(d) by CancerVax if this Agreement shall not have been adopted and approved by the Required Parent Stockholder Vote in accordance with Section 5.2(a).”
6. Section 9.3(b)(ii) of the Merger Agreement is hereby deleted and replaced with the following:
          “(ii) If this Agreement is terminated by CancerVax pursuant to Section 9.1(d) or Section 9.1(g), in either case, without duplication, Parent shall pay to CancerVax, within five Business Days after termination, a nonrefundable fee in an amount equal to $2,000,000.”
7. The definition of “Joint Proxy Statement/Prospectus” set forth in Exhibit A to the Merger Agreement is hereby deleted and replaced with the following:
     “Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to CancerVax’s stockholders in connection with the CancerVax Stockholders’ Meeting.”
8. The definition of “Parent Triggering Event” set forth in Exhibit A to the Merger Agreement is hereby deleted and replaced with the following:
     “Parent Triggering Event. A “Parent Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to recommend that Parent’s stockholder vote to approve the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to CancerVax the Parent Board Recommendation; (ii) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation; (iii) the board of directors of Parent shall have approved, endorsed or recommended any Acquisition Proposal; (iv) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (v) Parent or any director, officer or agent of Parent shall have willfully and intentionally breached the provisions set forth in Section 4.4 of the Agreement or (vi) Parent and Micromet shall have failed to consummate the Micromet Recapitalization within seven days of the approval of the Merger at the CancerVax Stockholders’ Meeting.”
9. Miscellaneous. Except as modified hereby, all of the terms and conditions of the Merger Agreement remain in full force and effect and are hereby reaffirmed, ratified and approved. This Amendment, together with the Merger Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Amendment shall affect, or be used to interpret, change or restrict, the express terms and conditions of this Amendment. Hereafter references to the Merger Agreement in any document or other agreement shall be deemed to constitute references to the Merger Agreement as amended by this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Amendment may be made and evidenced by facsimile transmission.
[signature pages follow]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CancerVax Corporation

By:	/s/ David F. Hale

Name:	David F. Hale

Title:	President and CEO

Carlsbad Acquisition Corporation

By:	/s/ David F. Hale

Name:	David F. Hale

Title:	President and CEO

Micromet, Inc.

By:	/s/ Christian Itin

Name:	Christian Itin

Title:	CEO

Micromet AG

By:	/s/ Christian Itin

Name:	Christian Itin

Title:	CEO